Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of FundVantage Trust of our report dated July 8, 2024, relating to the financial statements and financial highlights, which appear in Polen Bank Loan Fund’s Annual Report on Form N-CSR for the year ended April 30, 2024. We also consent to the references to us under the headings: "Financial Highlights of the Acquiring Fund" and "Financial Statements and Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 24, 2025